Exhibit 4.4

FIRST AMENDMENT TO THE

CRESCENT ENERGY COMPANY

2021 EQUITY INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Crescent Energy Company 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), is made and adopted by Crescent Energy Company, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based awards;

WHEREAS, Article XIX of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan from time to time, except that any amendment to materially increase the number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that may be issued under the Plan must be approved by the stockholders of the Company;

WHEREAS, the Board now desires to amend the Plan to increase the number of shares of Class A Common Stock available for awards under the Plan by 2,477,201 shares, subject to the approval of the Company’s stockholders.

NOW, THEREFORE, BE IT RESOLVED, that, subject to the approval of the Company’s stockholders, the Plan shall be amended, effective as of the date that is 40 calendar days after the date that the Notice of Internet Availability of an Information Statement on Schedule 14C regarding the First Amendment, is first sent or given to the Company’s stockholders, as set forth below:

1. Section 5.02 of the Plan is hereby deleted and replaced in its entirety with the following:

Aggregate Limit.

Subject to adjustment as provided under Article XV, the maximum aggregate number of shares of Class A Common Stock that may be delivered with respect to Awards under the Plan (and the maximum aggregate number of shares of Class A Common Stock that may be issued under the Plan through incentive stock options granted under the Plan) is equal to a number of shares of Class A Common Stock equal to 3,338,550 (the “Aggregate Limit”).

FURTHER RESOLVED, that except as amended hereby, the Plan shall continue to read in the current state and is specifically ratified and reaffirmed.

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